Exhibit 10.2

[●], 2012

Collabrium Japan Acquisition Corporation
c/o Collabrium Advisors LLP
16 Old Bond Street
London W1S 4PS

The PrinceRidge Group LLC
1633 Broadway, 28th Floor
New York, NY 10019
Attn: General Counsel

           Re:  Initial Public Offering

Ladies and Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into, or proposed to be entered into, by and between Collabrium Japan Acquisition Corporation, a British Virgin Islands corporation (the “Company”), and The PrinceRidge Group LLC, as representative of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Offering”), of 4,000,000 of the Company’s units (the “Units”), each comprised of one ordinary share, no par value (“Ordinary Share”), and one warrant exercisable for one Ordinary Share (each, a “Warrant”). The Units sold in the Offering shall be quoted and traded on the Nasdaq Capital Market pursuant to a registration statement on Form F-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 15 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each shareholder, officer and director of the Company (each an “Insider”) hereby agrees with the Company as follows:

1.           Each Insider hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, such Insider shall vote all Ordinary Shares and any shares acquired by such Insider in the Offering or the secondary public market in favor of such proposed Business Combination.

2. (a)           Each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 15 months from the closing of the Offering (the “Closing Date”) or 18 months from the closing of the Offering if the Company takes advantage of the Extended Period, such Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, redeem Ordinary Shares held by the Public Shareholders, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest but net of taxes payable divided by the number of then outstanding Ordinary Shares held by Public Shareholders and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining shareholders, as part of the Company’s plan of dissolution and liquidation subject, in respect of clauses (ii) and (iii), to the Company’s obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law.

(b)           Each Insider hereby agrees that he will not propose any amendment to the Company's amended and restated memorandum and articles of association that would affect the substance or timing of the Company's redemption obligation, as described in Section [11.1(b)] of the Company’s amended and restated memorandum and articles of association.

(c)           Each Insider acknowledges that such Insider has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Trust Account with respect to the Founder Shares.

(d)           Each Insider hereby further waives, with respect to any Ordinary Shares held by such Insider, any redemption rights such Insider may have in connection with the consummation of a Business Combination or the Extended Period, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although each Insider shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Founder Shares) such Insider holds if the Company fails to consummate a Business Combination within 15 months from the Closing Date or 18 months from the Closing Date if the Company takes advantage of the Extended Period.  Should an Insider acquire public shares in or after the Offering, such Insider will be entitled to receive liquidating distributions with respect to such public shares if the Company fails to consummate a business combination within 15 months from the Closing Date or 18 months from the Closing Date if the Company takes advantage of the Extended Period.

3. (a)           To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 600,000 Ordinary Shares (as described in the Prospectus), the Insiders shall return to the Company for cancellation, at no cost, the number of Founder Shares held by such Insiders determined by multiplying 200,000 by a fraction: (i) the numerator of which is 600,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 600,000.  Each Insider further agrees that to the extent that: (A) the size of the Offering is increased or decreased and (B) such Insider has either purchased or sold Ordinary Shares or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Offering, then, (x) the references to 600,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Offering and (y) the reference to 200,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Ordinary Shares that the Insiders would have to return to the Company in order to hold 25% of the Company’s issued and outstanding shares after the Offering (assuming the Underwriters do not exercise their over-allotment option).

(b)           In the case of any of the Founder Shares owned by the Insiders that are not subject to forfeiture pursuant to paragraph 3(a) above, until such time as (A) with respect to 20% of the Founder Shares, upon consummation of the Business Combination; (B) with respect to 20% of the Founder Shares, when the closing price of the Ordinary Shares exceeds $12.00 for any 20 trading days within a 30 trading day period following the consummation of the Business Combination; (C) with respect to 20% of the Founder Shares, when the closing price of the Ordinary Shares exceeds $13.50 for any 20 trading days within a 30 trading day period following the consummation of the Business Combination; (D) with respect to 20% of the Founder Shares, when the closing price of the Ordinary Shares exceeds $15.00 for any 20 trading days within a 30 trading day period following the consummation of the Business Combination; (E) with respect to 20% of the Founder Shares, when the closing price of the Ordinary Shares exceeds $17.00 for any 20 trading days within a 30 trading day period following the consummation of the Business Combination (in all cases, as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); (such applicable period being the “Founder Lock-Up Period”) or (B) the consummation by the Company of any subsequent liquidation, acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement or other similar transaction, which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, no Insider shall, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”), with respect to the Founder Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Founder Shares, whether any such transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (b)(i) or (b)(ii).

(c)           Notwithstanding the provisions contained in paragraph 3(b) herein, an Insider may transfer any of the Founder Shares: (i) to the Company’s officers or directors, any affiliates or family members of any of such officers or directors, any Insider, or any affiliates of any Insider (ii) by gift to a member of an Insider’s immediate family or to a trust, the beneficiary of which is an Insider or a member of an Insider’s immediate family, an affiliate of an Insider or to a charitable organization; (iii) by virtue of laws of descent and distribution upon death of an Insider; (iv) pursuant to a qualified domestic relations order (v) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; (vi) by private sales at prices no greater than the price at which the securities were originally purchased; or (vii) in the event that the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of its shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the consummation of the Company’s initial Business Combination; provided, however, that, in the case of clauses (i) through (vi), these permitted transferees enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in paragraph 3(b) herein.

(e)           Further, each Insider agrees that after the Founder Lock-Up Period has elapsed, the Founder Shares owned by such Insider shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(f)           Subject to the limitations described herein, each Insider shall retain all of its rights as a shareholder during the Founder Lockup Period including, without limitation, the right to vote any Founder Shares.

(g)           During the Founder Lock-Up Period all dividends payable in cash with respect to such securities shall be paid, as applicable, to each Insider, but all dividends payable in Ordinary Shares or other non-cash property shall become subject to the applicable lock-up period as described herein and shall be released from such lock-up in accordance with the provisions of this paragraph 3.

4.           Without limiting the provisions of paragraph 3 hereof, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, each Insider shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by such Insider, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by such Insider, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

5.           In the event of the liquidation of the Trust Account without the consummation of a Business Combination, each of Koji Fusa and Andrew Williams (the “Indemnitors”) jointly and severally agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitors shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $10.35 (or approximately $10.28 if the over-allotment is exercised in full) per Ordinary Share sold in the Offering (the “Offering Shares”), and, provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitors shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitors shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Indemnitors shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitors, the Indemnitors shall notify the Company in writing that the Indemnitors shall undertake such defense.

6.           In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each Insider hereby agrees that until the earliest of the Company’s initial Business Combination or liquidation, such person shall present to the Company for its consideration, prior to presentation to any other entity, any suitable Business Combination opportunities of which such person or companies or entities which such person manages or controls becomes aware, subject to any pre-existing fiduciary or contractual obligations such party might have as disclosed to the Company.

7.           Each Insider’s biographical information furnished to the Company is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background. Each of the questionnaires furnished to the Company by each Insider is true and accurate in all material respects.

8.           Each Insider represents and warrants that:

(a)         such Insider not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b)         such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and

(c)         such Insider has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9.           No Insider or its affiliates will receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following:

(a)           repayment of an aggregate of $100,000 in loans made to the Company by the Insiders in connection with the preparation, filing and consummation of the Offering;

(b)           payment of an aggregate of $7,500 per month to Collabrium Advisors LLP and Eureka Company Limited, each an affiliate of certain of the Insiders, for office space and related service;

(c)           reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, provided that no proceeds held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination; and

(c)           repayment of loans, if any, and on such terms as to be determined by the Company from time to time after completion of this Offering, made by an Insider or an affiliate of an Insider to finance working capital requirements; provided that no proceeds held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination.

10.           Each Insider acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations, and warranties set forth herein in proceeding with the Offering.

11.           To the extent applicable, each Insider authorizes any employer, financial institution, or consumer credit reporting agency to release to the Underwriters and their legal representatives or agents (including any investigative search firm retained by the Underwriters) any information they may have about such Insider’s background and finances (“Information”), purely for the purposes of the Offering (and shall thereafter hold such information confidential).  Neither the Underwriters nor its agents shall be violating such Insider’s right of privacy in any manner in requesting and obtaining the Information and each Insider hereby releases them from liability for any damage whatsoever in that connection.

12.           Each officer and director acknowledges and agrees that the Company will not consummate any Business Combination with any company with which such officer or director has had any discussions in such person’s capacity as an officer or director of the Company, formal or otherwise, prior to the consummation of the Offering, with respect to a Business Combination.  Until the earlier of (i) the entry into a definitive agreement by the Company for a Business Combination or (ii) the liquidation of the Company, each officer and director of the Company agrees not to become affiliated as an officer or director of a blank check company similar to the Company.

13.           Each Insider acknowledges and agrees that the Company will not consummate any Business Combination that involves a company which is affiliated with any Insider unless the Company obtains an opinion from an independent investment banking firm or another independent entity that the Business Combination is fair to the Company’s shareholders from a financial perspective.

14.           Each Insider has full right and power, without violating any agreement to which he or it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and to serve as an officer of the Company or as a director on the board of directors of the Company, as applicable, and hereby consents to being named in the Prospectus as an officer and/or as a director of the Company, as applicable.

15.           As used in this Letter Agreement, (i) “Business Combination” shall mean the initial acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement with, or purchase of, all or substantially all of the assets of, or engaging in any other similar business combination with, one or more businesses or entities by the Company; (ii) “Extended Period” shall mean the additional three months the Company will have to consummate a Business Combination if it believes it will be unable to consummate a Business Combination within 15 months from the Closing Date as described in the Prospectus; (iii) “Founder Shares” shall mean the 1,533,333 Ordinary Shares acquired by the Insiders for an aggregate purchase price of $25,000, or approximately $0.016 per share, prior to the consummation of the Offering; (iv) “Public Shareholders” shall mean the holders of securities issued in the Offering; and (v) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Offering and the private placement will be deposited.

16.           This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

17.           No Insider may assign either this Letter Agreement or any of such Insider’s rights, interests, or obligations hereunder without the prior written consent of the Underwriter. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Insider and each of such Insider’s heirs, personal representatives, successors and assigns.

18.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each Insider (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.           Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

18.           This Letter Agreement shall terminate on the earlier of (i) the later of the expiration of the Founder Lock-Up Period or (ii) the liquidation of the Trust Account; provided, however, that this Letter Agreement shall earlier terminate in the event that the Offering is not consummated; and, provided, further, that paragraph 5 of this Letter Agreement shall survive any liquidation of the Company.

[Signature page follows]

Sincerely,

Koji Fusa

Andrew Williams

Hiroshi Tamada

Timothy Duffy

Collabrium Capital Limited

By:
Name
Title

Acknowledged and Agreed:

COLLABRIUM JAPAN ACQUISITION CORPORATION

By:
Name:
Title:

THE PRINCERIDGE GROUP LLC

By:
Name:
Title:

Signature Page to Insider Letter